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The Board of Directors and Stockholders
Spatial Technology Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-59569, 333-56079, and 333-14429) on Form S-8 of Spatial Technology Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of Spatial Technology Inc. and subsidiaries as of December 31, 1997, and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-KSB of Spatial Technology Inc.


                                                       KPMG LLP

Boulder, Colorado
February 19, 1999